Exhibit 10.16h

EIGHTH AMENDMENT TO AMENDED AND RESTATED AGREEMENT FOR RESEARCH &

DEVELOPMENT ALLIANCE ON

TRIEX MODULE TECHNOLOGY

This EIGHTH AMENDMENT TO AMENDED AND RESTATED AGREEMENT FOR RESEARCH & DEVELOPMENT ALLIANCE ON TRIEX MODULE TECHNOLOGY (this “Amendment”) is effective as of October 26, 2015 (the “Effective Date”) and is by and between THE RESEARCH FOUNDATION FOR THE STATE UNIVERSITY OF NEW YORK (“FOUNDATION”), a non-profit educational corporation existing under the laws of the State of New York, having an office located at 257 Fuller Road, Albany, New York 12203, on behalf of the Colleges of Nanoscale Science and Engineering of the State University of New York Polytechnic Institute), and SILEVO, LLC (as successor in interest of SILEVO INC.) (“SILEVO”), , a Delaware limited liability company with its principal office located at 47700 Kato Road, Fremont, California 94538. FOUNDATION and SILEVO are each referred to herein sometimes individually as a “Party” or, collectively, as “Parties.”

I. RECITALS

1.1. FOUNDATION and SILEVO entered into that certain Amended and Restated Agreement for Research & Development Alliance on Triex Module Technology effective as of September 2, 2014, as amended by a First Amendment thereto effective as of October 31, 2014, a Second Amendment thereto effective as of December 15, 2014, a Third Amendment thereto effective as of February 12, 2015, a Fourth Amendment thereto effective as of March 30, 2015, a Fifth Amendment thereto effective as of June 30, 2015, a Sixth Amendment thereto effective as of September 1, 2015, and a Seventh Amendment thereto effective as of October 9, 2015 (as amended, the “Agreement”).

1.2. As FOUNDATION and SILEVO have performed more in depth design and planning for the Manufacturing Facility, additional costs to design and construct the Manufacturing Facility and information regarding operating the Manufacturing Facility have been determined.

1.3. The parties wish to allocate such additional costs and otherwise amend the Agreement as set forth in this Amendment.

THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

II.DEFINED TERMS

In addition to the terms defined elsewhere in this Amendment, capitalized terms that are used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

III. AMENDMENTS

3.1 Scope Changes

(a)	FOUNDATION and SILEVO shall use commercially reasonable best efforts to eliminate construction cost increases due to changes in the scope of the

Manufacturing Facility. References in the Agreement to $400 Million with respect to FOUNDATION’s obligation to acquire Manufacturing Equipment will be reduced to $348.1 Million and instead, notwithstanding anything to the contrary in the Agreement (including references to $350 Million and $750 Million), FOUNDATION will pay for the items described in the summary attached hereto as Exhibit A, in addition to the contributions for which FOUNDATION is responsible under the Agreement. SILEVO shall acquire a portion of the Manufacturing Equipment supplied by Applied Materials costing approximately $51.9 Million, which equipment will be owned by SILEVO.

(b)

Within two (2) business days of execution of this Amendment, FOUNDATION will provide a letter from the State of New York committing to the funding for the amounts allocated to Manufacturing Equipment under the Agreement.

(c)

FOUNDATION will use best efforts not to apply the current contingency for the construction of the Manufacturing Facility of $30.5 Million to any additional costs and instead apply such amount to the cost of the second version of the Total Utility Matrix (TUM2) ($36.7 Million). The FOUNDATION will have no responsibility for the remaining balance of the cost of the TUM2 to the extent the contingency does not cover such amount. In addition, SILEVO in its sole discretion may elect, instead of paying for costs to construct the Manufacturing Facility for which the FOUNDATION is not responsible, to purchase or pay the FOUNDATION for the cost of certain additional Manufacturing Equipment supplied by Applied Materials that is otherwise FOUNDATION’s responsibility to acquire under the Agreement, in which case the reference to the amount to be expended by FOUNDATION with respect to Manufacturing Equipment will be further reduced by such amount, SILEVO shall take title to such Manufacturing Equipment and FOUNDATION shall pay for such construction costs in addition to its contributions under the Agreement.

3.2 SILEVO Employment Targets

(a)	Section 4.4 of the Agreement is deleted and replaced by the following:
(a)

Provided FOUNDATION performs its obligations under Sections 4.1(c) and 5.1(a) - 5.1(c), SILEVO will employ and hire as SILEVO employees personnel for a minimum of 1,460 jobs in Western New York, with SILEVO to employ and hire as SILEVO employees personnel for 500 of such jobs for the Manufacturing Operation at the Manufacturing Facility over the initial two (2) years of the collaboration commencing on the Manufacturing Facility Completion Date.

(b)

If Manufacturing Facility Completion occurs after the Completion Deadline, then the periods set forth above shall be extended one day for each day between the Completion Deadline and the date that Manufacturing Facility Completion occurs. SILEVO commits to the retention of these jobs for a period of no less than five (5) years.

(c)

In addition to the 1,460 jobs under Section 4.4(a), provided FOUNDATION performs its obligations under Sections 4.1(c) and 5.1(a) - 5.1(c), SILEVO agrees to employ personnel for a minimum of 2,000 jobs over the five years of the collaboration following Manufacturing Facility Completion to be located in New York State. SILEVO commits to the retention of these jobs for a period of no less than five (5) years.

(d)

Provided FOUNDATION performs its obligations under Sections 4.1(c) and 5.1(a) - 5.1(c), SILEVO commits to employ 5,000 people in total in New York State (which may include jobs described in Sections 4.4(a) and (b)) by the tenth (10th) anniversary of the Manufacturing Facility Completion Date.

(b)	Exhibit G of the Agreement is amended by changing the reference to SILEVO Cumulative Jobs in Year 1 from “600” to “500”.
(c)	The provisions of Section 4.1(a) and Exhibit A (section entitled Job Creation) of the Agreement are deemed modified to be consistent with the revised Section 4.4 of the Agreement above.

3.3 Manufacturing Facility Completion

The definition of Manufacturing Facility Completion in Section 4.1(b) of the Agreement shall include issuance of all permits required for the installation of the Manufacturing Equipment.

3.4 Force Majeure

Section 19.5 of the Agreement is deleted and replaced by the following:

If either Party is rendered wholly or partially unable by Force Majeure to carry out its obligations under this Agreement, and if that Party gives prompt written notice, including a reasonable description of such Force Majeure, to the other Party, the notifying Party shall be excused from performance of its obligations hereunder during the continuance of any inability so caused, but for no longer period. Such cause shall be remedied by the notifying Party as far as possible with reasonable speed and effort, but neither Party shall have any obligation to settle any labor dispute. For the purposes of this Agreement, “Force Majeure” shall mean Acts of God, labor disputes, acts of public enemies or terrorists, war, other military conflicts, blockades, insurrections, riots, epidemics, quarantine restrictions, landslides, lightning, earthquake, fires, conflagration, storms, floods, washouts, arrests, civil disturbances, restraints by or actions of any governmental body (including export or security restrictions on information, material, personnel, equipment or other changes in laws), changes in federal, state or municipal regulation or policy that materially and adversely affect the business of SILEVO (collectively for this purpose with its parent corporation and affiliates) (including, without limitation, significant increases in tariffs or duties relating to components necessary for the operation of the Manufacturing Facility), industry-wide shortages, industry-wide unavailability, and any other acts or events whatsoever, whether or not similar to the foregoing, not within the control of the Party claiming excuse from performance, which by the exercise of the diligence and reasonable efforts that Party shall not have been able to overcome or avoid. If the notifying Party cannot remedy the Force Majeure situation and resume satisfactory performance within ninety (90) days after delivery of the notice, the other Party may at their option immediately terminate this Agreement and such notifying Party will be treated as a Terminated Party under Section 11.4 hereof; provided such time limit shall not apply to SILEVO’s inability to perform its obligations under Section IV and Exhibit G. The provisions of this Section 19.5 shall not serve to extend the Completion Deadline or the Milestone Events set forth in Section 4.1(d) or Section 5.1(h).

3.5 Infrastructure

Exhibit B-2 of the Agreement is amended by adding the following new section:

“E. For the avoidance of doubt, the Site improvement work for which the FOUNDATION is solely responsible, in addition to its contributions above, shall include the work covered by the following line items of the concept estimate summaries dated September 18, 2014 prepared by LP Ciminelli, Inc.: onsite improvements (landscaping, parking, circulation roads, loading, etc.); offsite infrastructure (traffic, water, gas); Silane building, miscellaneous facility service structures; site development and infrastructure; pipe piles and pre-drilling through sub-surface obstructions; piles for increase floor load capacity; structured slab premium from 12” slab; structural fill at pad; obstruction removal; offsite infrastructure required by SEQR; emergency generator; waste water treatment plant; 60 MW substation, including site electrical distribution.”

3.6 Notice Address

The first address to which notices to SILEVO should be sent in Section 18.2 of the Agreement is replaced with the following:

Silevo, Inc.

47700 Kato Road

Fremont, CA 94538

Attn.: Zheng Xu

IV. MISCELLANEOUS

No amendment or modification of this Amendment shall be valid or binding upon the Parties unless in a writing executed by both of the Parties. This Amendment, together with the Agreement, is the complete and exclusive statement of the agreement of the Parties in respect of the subject matter described in this Amendment and shall supersede all prior and contemporaneous agreements, communications, representations, and understandings, either oral or written, between the Parties or any officers, agents or representatives thereof. This Amendment may be signed in one or more counterparts, each of which shall be deemed to be an original and all of which when taken together shall constitute the same Amendment. Any signed copy of this Amendment made by photocopy, facsimile or PDF Adobe format shall be considered an original. Except as amended and/or modified by this Amendment, the Agreement is hereby ratified and confirmed and all other terms of the Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment. In the event of any conflict between the provisions of this Amendment and the provisions of the Agreement, the provisions of this Amendment shall prevail. Whether or not specifically amended by this Amendment, all of the terms and provisions of the Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Amendment.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed and delivered by their duly authorized representatives as of the Effective Date.

THE RESEARCH FOUNDATION FOR

THE STATE UNIVERSITY OF NEW YORK

By:	/s/ Christine Waller
Name:	Christine Waller
Title:	Operations Manager
Date:	October 26, 2015

SILEVO, LLC

By:	/s/ Zheng Xu
Name:	Zheng Xu
Title:	CEO, Silevo, LLC
Date:	October 26, 2015

EXHIBIT A

Silevo Requested Additional Scope Cost Breakdown (approved as of 9/29/15)
in USD

Item	SCTY Cost to be absorbed by FSMC

Add Warehouse rack sprinklers	$ 768,000
Slab load increases	$ 2,816,000
Add compactor at Wafer Dock	$ 32,461
Add 1 CVD Crane	$ 416,000
Add 30 person break room	$ 320,000
LEED additional Design Fees	$ 79,480
Trailer parking increased to 60 trailers	$ 402,783
Add forklift charging stations	$ 70,000
Add full height walls at Mezzanine Scrubber rooms	$ 1,775,000
Chemical Loading Dock	$ 165,000
Extend corridor between CUB and Wafer warehouse	$ 910,000
Add Jib Crane	$ 54,194
Admixture for Moisture reduction/barrier or sealer where CRC coatings are required	$ 1,536,000
Electric car charging stations 2 units	$ 28,900
Add Fence at Yard Perimeter	$ 164,241
Add 30 office floor boxes	$ 21,000
CUB exterior wall changed to Versa wall system	$ 282,030
LED Light fixtures in Manuf.	$ 209,000
Chi Town	$ 10,934,000
Pre Action System at IT Rooms	$ 70,000
PVAC Credit	$ (642,000)
I&C Plant PAX	$ 601,000
Additional Conduit for Teledata ductbank	$ 7,923
TUM 3 - Design Implementation	$ 31,594

Full Capacity/TUM 0	$ 16,865,000
O/H Bridge Crane for PECVD	$ 1,613,674
WWT/ Recycling	$ 12,400,000

Total Spend	$ 51,931,280